Exhibit 99.77d

Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2006
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Sub-Item 77D:   Policies with respect to security investments

      Effective July 1, 2006, Artisan International Fund may invest up to 20% of its net assets in emerging markets and up to 30% of its net assets in any single country. The changes were incorporated into Artisan Funds' prospectus dated January 31, 2006, as supplemented May 15, 2006 and Artisan Funds' statement of additional information dated January 31, 2006, as supplemented May 15, 2006 and July 17, 2006.